EXHIBIT 10.1

INDEMNITY HOLDBACK PLEDGE AGREEMENT

THIS INDEMNITY HOLDBACK PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of August 1, 2023, is made by and between PAUL M. WILLIAMS (the “Member”), and NEXTRIDGE, INC., a New York corporation with an address at 12 Elmwood Road, Menands, New York 12204 (“Nextridge”).

RECITALS

WHEREAS, the Member, Nextridge and others are parties to that certain Unit Purchase Agreement, dated as of August 1, 2023 (the “UPA”), pursuant to which Nextridge is acquiring from Member all of the existing and outstanding Units of Membership Interests in GREENSPEED ENERGY SOLUTIONS, LLC, a Georgia limited liability company (“Greenspeed”), in exchange for consideration consisting of cash and shares of common stock of CHARGE ENTERPRISES, INC. (the “Parent”), the parent company of Nextridge (the “Charge Stock”); and

WHEREAS, pursuant to the terms of the UPA, the Member has agreed to incur certain indemnification obligations to Nextridge; and

WHEREAS, Nextridge desires, and the Member has agreed to provide, a portion of the Charge Stock as set forth herein, to serve as collateral security for the Member’s performance of his indemnification obligations pursuant to and as contemplated by the terms and conditions of the UPA;

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth in this Pledge Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, (i) terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term shall have the meaning specified in Article 9 of the UCC, and (ii) capitalized terms used herein that are defined in the UPA shall have the meaning specified in the UPA.

(b) For purposes of this Pledge Agreement, the following terms shall have the following meanings:

(i) “Obligations” means all of the Member’s present and future obligations under or in connection with the UPA to make an indemnification payment to a Buyer Indemnitee in connection with Losses for which such Buyer Indemnitee is entitled to indemnification pursuant to Article 7 or Article 9 of the UPA.

(ii) “Pledged Stock” means one million forty-two thousand six hundred thirty-one (1,042,631) shares of the Charge Stock.

(iii) “Pledge Period” means eighteen (18) months following the date hereof.

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(iv) “Proceeds” has the meaning assigned to such term in Section 9-102 of the UCC and, in any event, shall include, without limitation, all cash and non-cash proceeds, including proceeds and products of the Pledged Stock and all additions and accessions to, replacements and substitutions of, and documents covering the foregoing, all property received wholly or partly in trade or exchange for all the foregoing, and all income, revenues, dividends, new shares, warrants, liquidation rights and accessions arising from the sale, encumbrance, collection or any other temporary or permanent disposition of any of the foregoing or any interest therein.

(v) “Trading Day” means a day on which the principal Trading Market is open for business.

(vi) “Trading Market” means any of the following markets or exchanges on which the common stock of Parent is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or OTCPink (or any successors to any of the foregoing).

(vii) “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Collateral Security. As collateral security for the complete performance of all Obligations, the Member hereby pledges, grants, assigns and confirms to Nextridge a continuing first priority perfected lien on and security interest in and to, and hereby pledges, deposits and hypothecates with and to Nextridge, the following property (collectively, the “Collateral”):

(a) the Pledged Stock; and

(b) all Proceeds of the Pledged Stock.

3. Member; Representations, Warranties and Covenants. The Member hereby represents, warrants and covenants to Nextridge as follows:

(a) Subject to proper issuance of the Pledged Stock by Parent to the Member in accordance with the UPA, Member will be the legal owner of the Pledged Stock;

(b) The Member shall keep the Pledged Stock free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as otherwise provided herein;

(c) The Member shall not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on the Pledged Stock, or assign, pledge or otherwise encumber any right to receive income from the Pledged Stock, except as otherwise provided herein;

(d) The Member shall defend the Member’s title to the Pledged Stock against claims of all persons, and any registration with, or consent or approval of, or other action by, any Governmental Authority which was or is necessary for the validity of the pledge of and grant of the security interest in the Pledged Stock which has been obtained by Nextridge hereby;

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(e) By execution of this Pledge Agreement, the pledge of and grant of the security interest in the Pledged Stock is intended by the Member to vest in Nextridge a valid security interest, superior to the rights of any other person, in and to the Pledged Stock;

(f) This Pledge Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms, except to the extent that enforceability of this Pledge Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

(g) Neither the execution and delivery of this Pledge Agreement, nor the compliance with the terms and provisions hereof, will violate any provision of any law or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Authority to which the Member is subject or any provision of any agreement, understanding or arrangement to which the Member is a party or by which the Member is bound.

(h) At any time and from time-to-time, upon the written request of Nextridge, the Member shall consent to, give, execute, file and record any notice, financing statement, continuation statement, instrument, document or agreement that is reasonably necessary to create, preserve, continue, perfect or validate the security interest granted hereunder or to enable Nextridge to exercise or enforce Nextridge’s rights hereunder with respect to such security interest. Nextridge is authorized to file financing statements, continuation statements and other documents under the UCC relating to the Pledged Stock. Furthermore, Parent may instruct its transfer agent to place stop-transfer instructions in its records to enforce the provisions of this Pledge Agreement.

4. Rights of Pledged Stock. Until such time as the Pledged Stock may be released to Parent in accordance with Section 6, the Member shall have the right to exercise all rights that exist with regard to the Pledged Stock as if the Member were the absolute owner thereof, subject to the terms of this Pledge Agreement. For clarity, the Member shall not be permitted to sell or encumber the Pledged Stock in any way while it remains Collateral under this Pledge Agreement.

5. Indemnification Event. The occurrence of an event or the existence of circumstances that gives rise to a right by a Buyer Indemnitee to receive indemnification payments with respect to indemnifiable Losses pursuant to Article 7 or Article 9 of the UPA shall constitute an “Indemnification Event” under this Pledge Agreement. To the extent that any Indemnification Event is the subject of a dispute between Nextridge and the Member pursuant to the processes for assertion of indemnity claims contemplated by the UPA (which shall, for indemnity claims pursuant to Article 9 of the UPA, include the indemnification procedures set forth in Section 9.4 of the UPA), a portion of the Collateral with a value, calculated in the manner contemplated by Section 8, equal to the Losses asserted by the applicable Buyer Indemnitee(s) (which shall always be asserted in good faith and may be based on an estimate if such value is not or cannot be known) shall remain held by Nextridge in accordance with Section 8 until such time that such disputes have been finally resolved (“Disputed Collateral”).

6. Occurrence of an Indemnification Event. In the event that an Indemnification Event shall have occurred and any disagreements with regard to such Indemnification Event have been resolved either (i) in accordance with the processes for assertion of indemnity claims contemplated by the UPA (which shall, for indemnity claims pursuant to Article 9 of the UPA, include the indemnification procedures set forth in Section 9.4 of the UPA) or (ii) separately by (A) stand-alone agreement between Nextridge and the Member, or (B) a judicial body of competent jurisdiction or an arbitrator the Parties may then agree to utilize to resolve the dispute, then the parties shall convene to mutually determine the method by which any indemnification payments with respect to such Indemnification Event owed by the Member pursuant to the UPA shall be made. For a period of fifteen (15) days following final determination of the amount of the indemnification payment owed by the Member with respect to such Indemnification Event, the Member may elect to satisfy such indemnification payment by either (x) permitting Nextridge to release Collateral to Parent or itself (as applicable) having a value equal to the applicable indemnifiable Losses in the manner set forth below or (y) unanimously agree to, and in fact do, initiate a wire transfer of immediately available funds to an account designated in writing by Nextridge; provided, that, in the event the Member fails to elect to make payment by wire transfer pursuant to clause (y) during such fifteen (15) day period, Nextridge shall satisfy the Member’s obligation to make the applicable indemnification payment in the manner contemplated by clause (x) above and the Member shall promptly comply with all requests to facilitate such release of Collateral.

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In connection with any release of Pledged Stock to Nextridge pursuant to this Section 6 above, the Member, upon the written request of Nextridge, shall execute and deliver to Nextridge irrevocable stock powers, in the form attached here to as Exhibit B, sufficient to affect the transfer of the Pledged Stock in the manner contemplated above.

7. Certain Rights of Secured Party. Nextridge shall have the right to exercise any and all rights provided by the laws of the State of New York, including the Uniform Commercial Code in effect therein and any other law, whether by statute or otherwise applicable to the rights of a secured party, the holder of a pledge or the holder of a security interest in stock or security generally prior to or upon default in the obligations of the person or persons creating the pledge or security interest in the said stock as collateral security for the performance of such obligations consistent with this Pledge Agreement. Nextridge’s rights and remedies under this Pledge Agreement and any other agreement or instrument between Nextridge and the Member (or any other party to the UPA or documents related thereto) shall be cumulative and not exclusive of any other right or remedy which Nextridge may have, and Nextridge may exercise any right and remedy which Nextridge may have under such agreement or instrument without exercising any rights under any other agreement or instrument.

8. Release of Collateral. Upon expiration of the Pledge Period, the Collateral, less any Disputed Collateral, shall be released to the Member. For purposes of valuing any Disputed Collateral or any Collateral released to Nextridge pursuant to Section 6 above, the value of the Pledged Stock shall be calculated in accordance with Section 9.5 of the UPA. Upon final resolution of any disputes between Nextridge and the Member related to the Disputed Collateral, such Disputed Collateral will be released pursuant to the terms of such resolution between the parties and the terms of this Pledge Agreement.

9. Entire Agreement. This Pledge Agreement and any exhibits and schedules attached hereto and the terms and conditions of the UPA related to the subject matter hereof, contains and constitutes the entire agreement of the parties on the matters which are addressed in this Pledge Agreement, and supersedes all prior discussions and agreement between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

10. Benefits. This Pledge Agreement shall bind and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

11. Governing Law. This Pledge Agreement shall be deemed to be a contract made under the laws of the State of New York and shall be construed with and governed by the laws of said state, without giving effect to the conflicts of law principles of such state.

12. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and, if jurisdiction can be obtained, the United States District Court for the Southern District of New York in any action arising out of or relating to this Pledge Agreement, and hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such state or federal courts. Each party hereby irrevocably waives, to the fullest extent possible, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party consents that process or other application to any of said courts may be served within or without any such court’s jurisdiction by mail or by personal service, provided a reasonable time for appearance is allowed. The parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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13. Legal Fees. The Member shall pay all reasonable out-of-pocket costs and expenses incurred by or on behalf of Nextridge in connection with any action by Nextridge to release, foreclose upon, or redeem the Pledged Stock in accordance with the terms and conditions of this Pledge Agreement, including, to the extent required (as opposed to expedient) to accomplish the foregoing, any reasonable attorneys’ fees with respect to the same if indemnity was requested by Nextridge and refused by the Member. Notwithstanding the foregoing, if any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

14. Assignment. None of the parties hereto may assign any of rights or obligations hereunder without the prior written consent of the other parties hereto. Any assignment in violation of this provision shall be null and void.

15. Severability. If any part of this Pledge Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect as far as possible.

16. Further Documents. The Member hereby agrees to execute any and all further instruments and documents which Nextridge may reasonably request in order to perfect Nextridge’s security interest in the Collateral. Nextridge hereby agrees to execute any and all further instruments and documents which the Member may reasonably request in order to cause the termination of Nextridge’s security interest in the applicable Collateral in the manner contemplated by Section 8.

17. Modification. This Pledge Agreement may not be modified except in a writing signed by all parties to this Pledge Agreement.

18. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) upon sending by electronic mail (if sent prior to 5:00 p.m. ET and if a party does not receive a “bounce back” notice that the email transmission was not completed), (c) one (1) Business Day after having been delivered by a nationally recognized overnight delivery service or (d) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the mailing address or email address specified below:

(a)	To Member at:
[OMITTED] Email: pwilliams@greenspeed.com

(b)	To Nextridge at:
Nextridge, Inc. c/o Charge Enterprises, Inc. 125 Park Ave, 25th Floor New York, New York 10017 Attention: Craig Denson Email:

Any party may change his or its mailing address or email address for the purposes of this provision by giving notice as provided in this Pledge Agreement.

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19. Counterparts. This Pledge Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

20. Delivery by Facsimile. This Pledge Agreement, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of an electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

21. Incorporation by Reference. The recitals are hereby incorporated by reference into this Pledge Agreement as if fully set forth herein.

22. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES ANY AND ALL RIGHTS EACH PARTY MAY HAVE TO TRIAL BY JURY OF ANY ISSUE ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the day and year first above written.

/s/ Paul M. Williams
PAUL M. WILLIAMS

NEXTRIDGE, INC.

By:	/s/ Craig Denson
Name:	Craig Denson
Title:	Treasurer, Chairman

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EXHIBIT A

PLEDGED STOCK

Certificate No.	Date of Issue	Type of Shares	Number of Shares	Holder
n/a	August 1, 2023	Common Shares	1,042,631	PAUL M. WILLIAMS

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EXHIBIT B

FORM OF STOCK POWER

STOCK POWER

FOR VALUE RECEIVED, [MEMBER] hereby sells, assigns and transfers unto [TRANFEREE], [NUMBER OF SHARES OF PLEDGED STOCK] (          ) shares of common shares (the “Shares”) of CHARGE ENTERPRISES, INC., a Delaware corporation (the “Company”), standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint                                                                                                             attorney to transfer the said Shares on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated:

[MEMBER]

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